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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C.  20549

                                 SCHEDULE 13G

                                AMENDMENT NO. 2

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
 RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                 CHEMFIRST INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   16361A106
                                 (CUSIP Number)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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  CUSIP NO.  16361A106               13G                    PAGE 1 OF 1 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSONS/
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      J. KELLEY WILLIAMS

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2    (a) NOT APPLICABLE
      (b) NOT APPLICABLE

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

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                          SOLE VOTING POWER
                     5
     NUMBER OF            1,383,046

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,383,046

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 9    1,383,046

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.3%

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      TYPE OF REPORTING PERSON*
12
      IN

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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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ITEM 1.
(a)  Name of Issuer:

          ChemFirst Inc.
          700 North Street
          P. O. Box 1249
          Jackson, MS  39215-1249

(b)  Address of Issuer's Principal Executive Offices:

          700 North Street
          P. O. Box 1249
          Jackson, MS  39215-1249

ITEM 2.

(a)  Name of Person Filing:   J. Kelley Williams

(b)  Address of Principal Business Office:

          ChemFirst Inc.
          700 North Street
          P. O. Box 1249
          Jackson, MS  39215-1249

     Person filing is Chief Executive Officer and Chairman of the Board of the issuer.

(c)  Citizenship of Person Filing:   USA

(d)  Title of Class of Securities:   Common Stock

(e)  Cusip Number of Issuer:  16361A106


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          Not applicable.

ITEM 4.   OWNERSHIP

     (a) Amount beneficially owned as of December 31, 1998
          1,383,046 (includes 378,966 shares which the reporting person has the right to acquire)
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     (b)  Percent of Class:  7.3%

     (c) Person filing has sole power to vote or to direct the vote and sole power to dispose or direct the disposition of 1,383,046 shares.

          Person filing does not share power to vote or to direct the vote or share power to dispose or direct the disposition of any shares.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS []

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER   PERSON

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

               Not applicable.

ITEM 10.  CERTIFICATIONS

          The certifications pursuant to Rule 13(d)-1(b) and Rule 13(d)-1(c) are not applicable.
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                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         2/9/99               /s/ J. Kelley Williams
   --------------------       --------------------------------------------
          Date                Signature



                                J. Kelley Williams
                               ----------------------------------------------
                               Chairman of the Board and
                                Chief Executive Officer